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                                                                   EXHIBIT 10(I)











                         FIRST CHICAGO NBD CORPORATION
                  SUPPLEMENTAL PERSONAL PENSION ACCOUNT PLAN
                  ------------------------------------------
              (As Amended and Restated Effective January 1, 1997)
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                         FIRST CHICAGO NBD CORPORATION
                  SUPPLEMENTAL PERSONAL PENSION ACCOUNT PLAN
              (As Amended and Restated Effective January 1, 1997)


     1. Purpose. The purpose of the First Chicago NBD Corporation Supplemental Personal Pension Account Plan (the "Supplemental Plan") is to provide benefits to those participants in the First Chicago NBD Corporation Personal Pension Account Plan (the "PPAP") whose benefits are reduced by operation of Sections 401(a)(4), 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the "Code") (or any comparable section or sections of any future legislation that amend, supplement or supersede said Sections 401(a)(4), 401(a)(17) or 415). The Supplemental Plan as set forth herein is an amendment, restatement and continuation, effective January 1, 1997, of the Pension Restoration /Supplemental Plan for Certain Officers of NBD Bancorp, Inc. and The First National Bank of Chicago Supplemental Pension Plan, as both were constituted on December 31, 1996. The rights and benefits of any participant under either such plan whose employment terminated prior to January 1, 1997 shall be governed by the respective plan as in effect on the date of the participant's termination of employment.

     2. Supplemental Plan Exhibits and Supplements. The provisions of the Supplemental Plan may be modified from time to time by Exhibits and Supplements thereto. The provisions of such Exhibits and Supplements are part of the Supplemental Plan and supersede the Supplemental Plan to the extent necessary to eliminate inconsistencies between the Supplemental Plan and each such Exhibit or Supplement.

     3. Definitions. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the PPAP is similarly used or defined in the Supplemental Plan. The masculine pronoun whenever used herein is deemed to include the feminine and the singular shall be deemed to include the plural whenever the context requires.

     4. Eligibility. Each individual who, on or after the effective date, is a participant in the PPAP shall be eligible for a benefit hereunder if (a) such individual's employment terminates after completing five years of Vesting Service under the PPAP, or (b) a Change of Control shall have occurred during the individual's employment with an Employer.

     5. Supplemental Benefit. Each eligible individual shall become a participant hereunder if and when he becomes entitled to a supplemental benefit determined in accordance with the following:

               (a) First, there shall be determined the maximum annual pension
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                   benefit to which the participant would have been entitled
                   under the PPAP, as amended and in effect on his employment termination date or date there is a Change of Control, but disregarding any limitations on compensation or benefits that are set forth in the PPAP as of that date pursuant to Sections 401(a)(17) or 415 of the Code or any limitations on benefits imposed to comply with Section 401(a)(4) of the Code;

               (b) Then, there shall be determined the maximum annual pension benefit to which the participant is entitled under the PPAP, as amended and in effect as of his employment termination date or date there is a Change of Control, taking into account any limitations on compensation or benefits that are set forth in the PPAP as of that date pursuant to Sections 401(a)(17) or 415 of the Code and any limitations on benefits to comply with Section 401(a)(4) of the Code; and

               (c) Finally, the excess, if any, of (a) above over (b) above shall be the amount of the supplemental benefit payable under the Supplemental Plan.

     6. Payment of Supplemental Plan Benefits; Normal Form. Except as provided in paragraph 7 or 8 below, payment of a supplemental benefit shall be made in cash in one lump sum payment as soon as practicable following the earlier of:
(a) a participant's termination of employment, for participants whose employment terminates before August 1, 1998, or the close of the calendar year in which the participant's termination of employment occurs, for participants whose employment terminates on or after August 1, 1998; or (b) a Change of Control; provided, however, that notwithstanding the foregoing no in-service distribution of any participant's supplemental benefit shall be required as a result of or in connection with the actions and transactions contemplated by or effectuated in connection with the Agreement and Plan or Reorganization by and between BANC ONE CORPORATION and the Corporation. The amount of the lump sum payment shall be the actuarial equivalent (determined in the same manner as a lump sum under the PPAP) of the supplemental benefit to which the participant is entitled under paragraph 5.

     7. Optional Forms of Payment. Instead of a lump sum payment under paragraph 6 above, a participant whose lump sum supplemental benefit exceeds $5,000 (or such larger amount established by the Committee from time to time), by making a written election prior to the date his employment terminates in accordance with rules established by the Committee, may have his supplemental benefit: (a) paid in any of the forms offered under the PPAP; or (b) transferred to the First Chicago NBD Corporation Deferred Compensation Plan, provided that, at the time his employment terminates, he has attained age 55 and completed 15 years of Vesting Service and satisfied requirements established by the Committee as to minimum benefits. The
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Committee or its delegate shall have complete discretion to establish, change or eliminate forms of distribution and the rules pertaining to the election and timing of such distributions from time to time, with or without notice to participants.

     8. Survivor's Benefits. Upon the death of a participant during his employment or after the termination of his employment and prior to the date his supplemental benefit is paid or commences under paragraph 6 or 7 above, the participant's' Designated Beneficiary will be paid a lump sum benefit equal to the amount the participant would have been paid under paragraph 6 had his employment terminated on the date of his death.

     9. Non-Duplication of Benefits. In the event that a participant's employment terminates and he is paid a benefit under the Supplemental Plan and a supplemental benefit becomes later payable to such participant upon his subsequent termination of employment, the supplemental benefit then payable shall be reduced by the actuarial equivalent of any benefit previously paid under the Supplemental Plan so as to avoid duplication of benefits.

     10. Administration. The Supplemental Plan shall be administered by the Committee in its sole and absolute discretion and its decision on any matter involving the administration and interpretation of the Supplemental Plan (including, without limitation, all questions of eligibility to participate in the Supplemental Plan, the right of any individual to receive Supplemental Plan benefits and the amount and/or form and election of such benefits) shall be binding on all parties; provided, however, that a Committee member may not take any action with respect to any benefits payable to him under the Supplemental Plan unless he could take such action even if he were not a Committee member. The Committee may delegate such of its rights, powers and discretions to agents as it deems desirable.

     11. Prohibition of Alienation. Except as to debts owing to the Corporation or any of its subsidiaries, or payments required under a qualified domestic relations order, as defined in Section 414(p) of the Code, benefits under the Supplemental Plan may not be anticipated, alienated, assigned or encumbered and any attempt to do so shall be void.

     12. Records. All records held by the Corporation's Human Resources Department with respect to any employee shall be binding upon everyone for purposes of the Supplemental Plan.

     13. Amendment and Termination. The Corporation, acting through the Organization, Compensation and Nominating Committee of its Board of Directors or by anyone authorized by the Board of Directors, may amend the Supplemental Plan from time to time and may terminate it at any time, retroactively or prospectively; provided, however, that, except as may otherwise be required by law, no such termination shall be permitted upon or following a Change of Control so long as the PPAP continues without termination and, provided, further, upon and following any termination of the PPAP, no
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such amendment to or termination of the Supplemental Plan shall reduce the benefits to which a participant (or his beneficiary) is entitled under the Supplemental Plan as of the date of such amendment or termination.

     14. Financing of Supplemental Plan Benefits. Any benefits payable to a participant under the Supplemental Plan shall be financed from the general assets of his Employer, and no participant, or group of participants, shall acquire any claim upon any specific asset of an Employer solely by reason of his being a participant in the Supplemental Plan. This paragraph shall not prohibit the Corporation from transferring assets to a grantor trust for the purpose of providing benefits hereunder, which grantor trust shall remain subject to the claims of the Corporation's creditors.

     15. Benefits Intended for Select Group of Managers or Highly-Compensated Employees. This Supplemental Plan is intended to be maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and shall be administered accordingly.

     16. Controlling Laws. To the extent not superseded by Federal law, the laws of Illinois (except its laws of conflict) shall be controlling in all matters relating to the Supplemental Plan.